Exhibit 99.1

Sustainable Development Acquisition I Corp. Receives Noncompliance Notice and Regained Compliance Notice Regarding Late Form 10-K Filing From Nasdaq

BAKERSFIELD, CA, April 25, 2022 – Sustainable Development Acquisition I Corp. (NASDAQ: SDAC) announces that on April 19, 2022, as a result of its failure to timely file with the Securities and Exchange Commission (“SEC”) its Annual Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”), it received a notice from The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company was not in compliance with the periodic filing requirements for continued listing set forth in Nasdaq Listing Rule 5250(c)(1). Nasdaq’s listing rules provide the Company with 60 calendar days from the date of the notice to submit a plan to regain compliance. The Nasdaq notice has no immediate effect on the listing or trading of the Company’s securities on Nasdaq. As previously disclosed by the Company in its Form 12b-25 filed with the SEC on March 31, 2022, the Company was unable to file its Form 10-K by its original deadline without unreasonable effort or expense.

The Company fully regained compliance with the Nasdaq continued listing requirements as a result of filing the Form 10-K on April 22, 2022, which eliminated the need for the Company to submit a formal plan to regain compliance.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to the Company’s continued listing on Nasdaq. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to the Company or its management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by this paragraph. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About the Company

Sustainable Development Acquisition I Corp., a public benefit corporation and Pending B Corporation, is a special-purpose acquisition company created to acquire a successful business that is addressing the global challenges identified by the United Nations Sustainable Development Goals. SDAC was formed as a partnership between RRG Global Partners Fund, a private fund affiliated with Renewable Resources Group, a certified B Corp, and Sustainable Investors Fund, a private fund affiliated with Capricorn Investment Group, a certified B Corp.

Contact:
Media Contact:
Arón Villarreal
Info@WaterFoodEnergySpac.com
(323) 329 8221